Board of Trustees

Third Lake Partners Alternative Yield Strategy Fund

1600 East 8th Avenue, Suite A132-A

Tampa, FL 33605

Re: Initial Capital Investment

Dear Board Members:

In connection with the initial capitalization of the Third Lake Partners Alternative Yield Strategy Fund (the “Trust”), I, Robert S. Forsythe will invest an initial $30,000 of seed capital along with other initial investors into the Trust, as required by Section 14 of the Investment Company Act of 1940, as amended.

I, Robert S. Forsythe, hereby subscribe to purchase a beneficial interest (“Interest”) in the Trust in the amount of $30,000 for 1,200 shares at net asset value of $25.00 per share, in consideration for which I agree to transfer to you upon demand cash in the amount of $30,000.00.

I agree that the Interest is being purchased for investment purposes only, and not for distribution or resale to the public.

Sincerely,

By: __/s/ Robert S. Forsythe __________

Name: Robert S. Forsythe

Date: July 7, 2026

ACCEPTANCE:

The foregoing Letter is hereby accepted.

Third Lake Partners Alternative Yield Strategy Fund

By: __/s/ Robert S. Forsythe __________

Name: Robert S. Forsythe

Title: President and Principal Executive Officer

Date: July 7, 2026